NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 2, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 8, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Van Kampen Trust for Investment Grade Florida Municipals and Van Kampen Trust for Investment Grade Municipals became effective on June 8, 2007. Each Common Share of Beneficial Interest of Van Kampen Trust for Investment Grade Florida Municipals was exchanged for an equivalent dollar amount of a full share of the Common Shares of Beneficial Interest of Van Kampen Trust for Investment Grade Municipals. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 11, 2007.